UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
July 7, 2020
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	LULU	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.
On July 7, 2020, we completed the acquisition of all of the outstanding shares of Curiouser Products Inc., dba MIRROR, for the previously reported purchase price of approximately $500.0 million in cash in accordance with the terms of the agreement and plan of merger, dated June 26, 2020. As described in our current report on Form 8-K filed on July 1, 2020, the purchase price was subject to working capital and other adjustments described in the agreement and $10.0 million of the purchase price will be held in escrow to satisfy certain indemnification obligations of MIRROR. Approximately $57 million of the purchase price payable to certain continuing employees is subject to the continued employment of those individuals through various vesting dates up to three years after the transaction closing date.
A copy of the transaction agreement was filed as Exhibit 2.1 to our current report on Form 8-K filed on July 1, 2020.
The foregoing description of the transaction and the transaction agreement does not purport to be complete and is qualified in its entirety by reference to the information provided under Item 1.01 of our current report on Form 8-K filed on July 1, 2020, and to the full text of the transaction agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: July 7, 2020	/s/ CALVIN MCDONALD
Calvin McDonald
Chief Executive Officer